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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  JANUARY 15, 2002
                                                   ----------------


                              PRIMIX SOLUTIONS INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                       000-20789                 04-324968
---------------------------    ---------------------------  -------------------
(State or other jurisdiction           (Commission            (IRS Employer
     of incorporation)                 File Number)         Identification No.)


311 ARSENAL STREET, WATERTOWN, MASSACHUSETTS                       02472
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(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code  (617) 923-6500
                                                   ---------------


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ITEM 5.  OTHER EVENTS


         Primix Solutions Inc. ("Primix" or the "Company") received a Nasdaq Staff Determination on November 30, 2001 indicating that the Company was no longer in compliance with either the minimum $4,000,000 net tangible assets or the minimum $10,000,000 stockholders' equity requirement for continued listing on The Nasdaq National Market under Nasdaq Marketplace Rule 4450(a)(3), and that its common stock will be delisted from The Nasdaq National Market at the opening of business on December 10, 2001. In addition, the Company does not believe it is in compliance with the Nasdaq National Market continued listing requirements to maintain a public float of $5.0 million in market value. The Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination, which stayed the delisting of the Company's common stock pending the decision of a Nasdaq Listing Qualifications Panel. On December 10, 2001, the Company received notice from Nasdaq that the hearing was scheduled for January 17, 2002.

         On January 15, 2002, the Company withdrew its request for a hearing with Nasdaq. The Company expects that the Primix common stock will be delisted from the Nasdaq National Market on January 16, 2002 and transitioned for quotation on the OTC Bulletin Board. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC Bulletin Board equity security generally is any equity that is not listed or traded on Nasdaq or a national securities exchange. The OTC Bulletin Board is a quotation medium for subscribing members, not an issuer listing service. OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated, closed computer network. Investors must contact a broker/dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the OTC Bulletin Board service.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PRIMIX SOLUTIONS INC.


                                          By:   /s/ LENNART MENGWALL
                                                -------------------------------
                                                Name:  Lennart Mengwall
Date:  January 15, 2002                         Title: Chief Executive Officer